This Independent Auditor's Consent on Form 10-K/A ("Form 10-K/A") is being filed as Amendment No. 1 to the Registrant's Independent Auditor's Consent on Form 10-K for the fiscal year ended January 30, 1999 filed with the Securities and Exchange Commission (the Commission) solely for the purpose of revising and restating the following item in its entirety.

                                                                    EXHIBIT 23.1






INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 33-60310, 33-90452, 33-94594 and 333-10811 of The Gymboree Corporation and
subsidiaries all on Forms S-8 of our report dated February 24, 1999 (March 11, 1999 as to the second paragraph of Note 3), incorporated by reference in this Annual Report on Form 10-K of The Gymboree Corporation and subsidiaries for the fiscal year ended January 30, 1999.


/s/ Deloitte & Touche  LLP


San Francisco, CA
April 26, 1999